Exhibit 10.2

[INDICATED PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

“Digital roadmap”
License Agreement

between

Bayerische Motoren Werke Aktiengesellschaft

Petuelring 130

80788 Munich

- hereafter called “BMW” -

and

NAVTEQ Europe B.V.

DE RUN 1115

5503 LB VELDOVEN

HOLLAND

- hereafter called the “Contractor”-

1.                                               Subject of the agreement, purpose

1.1                                        The subject of this agreement is the delivery and licensing of the electronic data collection described in detail in Appendix 1, including any updates, upgrades and versions labeled

Digital roadmap for the regions/series as described in Appendix 1.

for purposes of use in motor vehicles (hereafter “DSK”) and [redacted]

1.2                                        The development, delivery and licensing of the DSK regulated by this agreement has been performed for implementation in motor vehicles, for their sale by authorized members of the BMW sales organization (hereafter “BMW dealers”) to end customers, for implementation in motor vehicles used by BMW itself and for providing after-sales services by BMW, BMW Portal, BMW dealers or so-called “independent shops.”

1.3                                        This is an overall agreement. The individual agreements will be concluded between the parties in accordance with the provisions of this agreement on the basis of BMW overall orders and delivery schedules.

2.                                               Development

2.1                                        Contractor’s development services

2.1.1                              The details of the development services to be provided by the Contractor to implement the development project (hereafter “development services”) and the contributions, if any, to be made by BMW (hereafter “development contributions”) are set forth in the service interface agreement (hereinafter “LSV”) attached as Appendix 3.

The development services owed include adherence to the product specifications (Appendix 1) that describe the development project by means of its technical specifications, schedule and quality goals. These specifications will be jointly updated by the parties based on current developments. In each instance, the most current version, which must be signed by both parties, applies.

In addition, the Contractor will, as part of the development services, provide BMW with suitable media or a description of the function and application via a download.

2.1.2                              To the extent that the LSV stipulates development contributions by BMW, BMW is entitled to employ third parties to provide these contributions. The Contractor agrees to work to the best of its ability with these third parties and to inform BMW immediately if there are indications of any disruptions of service by the third parties that could jeopardize the proper execution of this agreement. [redacted]

2.1.3                              The development project starts on December 7, 2005.

2.2                                        Implementation of developments for the DSK

2.2.1.                           The Contractor will independently provide and has sole responsibility for providing the development services described in No. 2. The parties will amicably establish a reporting system to ensure an efficient exchange of information.

In coordination with the Contractor, BMW is entitled to enter the Contractor’s business premises during normal business hours to inform itself of the overall state of development and the results of tests, provided it does not impair the Contractor’s operations.

2.2.2                              The parties agree to appoint a project leader in writing, who, among other things, will be responsible for monitoring the proper and timely execution of the project and the preparation of any required reports.

To achieve the goals of the agreement, the Contractor agrees to choose qualified personnel [redacted], to supervise them and, to the best of its ability, to provide continuity in the composition of the necessary personnel during the term of the agreement. This applies in particular to the person appointed as project leader.

2.2.3   The Contractor agrees to provide development services so that the specifications, cost goals and cost requirements stipulated in this agreement as well as the contractually agreed upon product specifications (Appendix 1) or other safety and quality requirements that must be observed are fulfilled. To the best of its ability, the Contractor will perform the agreed upon development services with [redacted]

2.2.4                              Any items provided by BMW in the course of the development project remain the property of BMW. This also applies in the event of any conversion or rework performed by the Contractor.

2.2.5                              Changes

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

2.2.6                              Subcontractors

With regard to third party data, the Contractor is entitled to record the data on a supporting medium and to compile them for purposes of assignment to a subcontractor only with BMW’s prior written consent.

In all other cases, the Contractor agrees in inform BMW in writing of the granting of subcontracts to third parties. BMW is entitled to object to the granting a subcontract is there is good reason to do so concerning the third party person being considered for the assignment.

In the event of subcontracting, the Contractor agrees to select the third party carefully, to monitor it and to appropriately include it in the information and work process. In any case, the hiring of third parties does not affect the Contractor’s direct legal responsibility vis-à-vis BMW for providing the stipulated development services.

2.2.7                              Acceptance of development services

After the stipulated development services are completed and all contractually owed development results (including records, documents, etc.) are handed over, BMW will execute acceptance on the agreed schedule. [redacted]

[redacted]

[redacted]

[redacted]

[redacted]

2.3                                        Schedule

2.3.1                              The Contractor must provide the owed development services according to the schedule attached as Appendix 2. BMW is entitled to change the schedule taking into consideration the interests of the Contractor.

2.3.2                              As soon as one of the parties learns that an agreed schedule cannot be met, it must inform the other party immediately and justify the delay.

Postponements of the schedule caused by the Contractor must be documented in accordance with No. 2.2.5 and approved in writing by the project leader.

If BMW believes that no change in the schedule consistent with the project’s goal can be achieved and the Contractor is responsible for the postponement of the schedule, the legal rules of default will apply.

2.4                                        Confidentiality

2.4.1                              The parties agree to treat all information that they directly or indirectly obtain from the other party in connection with the execution of this agreement confidentially and to only use [such information] in connection with the execution of this agreement. In particular, they mutually promise not to give this information to third parties or make this information accessible in another form to third parties and to take all appropriate precautions to avoid [giving] third parties access to this information.

The obligation to maintain secrecy specifically involves one party’s knowledge of internal company circumstances and processes of the other party, other technical or economic information, unpublished proprietary information, the description of the development project, schedules, and BMW prototypes.

Companies not affiliated with BMW are considered third parties (§ 15 AktG [German Corporation Act]).

2.4.2. [redacted]

2.4.3                              The obligation to maintain secrecy does not apply to any documents, knowledge or information that can be shown to be generally known through no fault of the parties, or if the knowledge or information in question was known to the other party prior to its transmission, or if this knowledge or information already was or is now part of generally available knowledge or if it must be divulged due to mandatory legal and/or official requirements.

The obligation to maintain secrecy does not apply to giving confidential information to development partners hired by BMW if this is necessary to achieve the development goals.

2.4.4                              If the Contractor hires subcontractors to provide its contractual services, the Contractor agrees to enter into appropriate agreements to maintain secrecy in accordance with No. 2.4 herein.

2.5                                        Patents

2.5.1 [redacted]

2.5.2 [redacted]

2.5.3 [redacted]

2.6.                                     [redacted]

[redacted]

[redacted]

2.7                                        Compensation

2.7.1                              Amount of compensation

[redacted]

2.7.2          Type of compensation

[redacted]

2.7.3                              The compensation rule above satisfies all services provided within the scope of the development services.

3.                                               Delivery and licensing

3.1                                        Delivery and licensing of the DSK

After acceptance of the development services, BMW will purchase from the Contractor [redacted]

Any quantities for licenses indicated in connection with this agreement are non-binding and in particular do not represent any obligation on the part of BMW to accept corresponding quantities.

[redacted]

[redacted]

Upon request, BMW will provide precursors of the Alphatest data carrier or master data carriers for free.

If, as a result of loss, inadvertent deletion or similar events, BMW no longer has a master copy of the DSK or its documentation, the Contractor will replace it at no charge.

3.2                                        Activation of the DSK

[redacted]

3.3                                        Documentation

The Contractor will provide BMW on appropriate data carriers or by download a description of the GDF map release, a description of the DSK release, a release protocol, release statistics (including changes to the pre-release), a database viewer for raw and compiled data, the GDF release as well as the packaging and inlay layout and – at BMW’s request after successful acceptance – documentation of the DSK history regarding any troubleshooting actions, quality reports from the recording plant regarding each release, upgrades and version management.

3.4                                        [redacted]

[redacted]

3.5                                        License

3.5.1 When the DSK is activated, the license for use will be granted for a specific motor vehicle, including the use [of the DSK] [redacted]

[redacted]

[redacted] The use authorization refers to BMW and all companies affiliated with BMW as defined in § 15 AktG.

3.5.2                              Through the BMW sales organization and the BMW portal, BMW is entitled to sell the DSK in BMW vehicles to vehicle end customers and to transfer the respective right of use to BMW dealers and vehicle end customers.

BMW is also entitled to sell the DSK to vehicle end customers for retrofitting in BMW vehicles or as a replacement part for repair or warranty purposes and to provide or have others provide after-sales services that are customary in the automobile industry. For this purpose, BMW is entitled to transfer its use and sales rights based on sublicenses to BMW dealers as well as to end customers and to so-called “free shops.”

[redacted]

3.5.3                              The use of the relevant data carrier (see above Nos. 3.1 and 2.2.7, for example “master copy”) or of the download of the DSK for the purpose of this agreement is also considered to be contractual use.

The making of copies of the DSK of the data carrier by BMW or by third parties is only permissible in the following cases:

(a)                        bankruptcy proceedings regarding the Contractor’s assets have been initiated or a request to do so was rejected for lack of assets (submission of the original final decision or a certified copy thereof);

(b)                       the Contractor’s company has been dissolved because of a lack of funds or a liquidation order has been entered into the commercial register (submission of a certified excerpt from the commercial register);

(c)                        the Contractor approved distribution of the master copy by BMW in writing;

(d)                       there is a final judgment or decision given in summary proceedings ordering the Contractor to consent to the making of copies of the DSK;

(e)                        the Contractor has suspended the business operation involved with the DSK and has not provided a replacement of equivalent value for the software that is the subject of this agreement within the deadline of 30 days set by BMW; or

(f)                           the Contractor has [partially] not fulfilled its contractual obligations, especially its obligations to eliminate errors, make adjustments and continue to develop, or is more than 90 days late in fulfilling these obligations.

The 30- and 90-day deadlines named in (e) and (f) above do not apply if the copies of the DSK are needed to perform a technical action in the event of a series defect or to prevent a case of product liability.

The use of copies is limited exclusively to use in the context of the license granted by this agreement.

3.5.4   BMW is also entitled take all actions that are necessary to maintain or to restore the DSK’s ability to operate and to sell the DSK or to have these actions taken by third parties. These actions are limited to the implementation, installation, testing and adding or combining of functions and/or attributes that the DSK does not already possess. [redacted]

3.5.5                              BMW is entitled to use, translate, copy, modify and sell the documentation by itself or through third parties unless the Contractor has labeled the documentation as confidential. This also applies to amended versions of the documentation. If BMW includes the documentation in its sales, service, training or other BMW-specific literature, BMW may remove the Contractor’s copyright symbol.

4.                                               Compensation

4.1                                        License fee

As compensation for the Contractor’s services described in No. 2, BMW will pay a license fee [redacted]

The license fees are to be paid [redacted]

The license fee as described in Appendix 5 includes [redacted]

4.2                                        Data carriers, packaging, etc.

[redacted]

[redacted]

4.3    As part of their collaboration, the parties will [redacted]

5.                                               Replacement, adjustments, developments

The Contractor agrees to keep the DSK usable and functional in the contractually stipulated environment without charge from [the date of] acceptance [redacted] For this purpose, the Contractor will maintain or keep available possible environments for development in a usable fashion , including the relevant hardware for maintaining the DSK’s operability.

The Contractor will in any case ensure [redacted]

Upon request, the Contractor will offer BMW [redacted]

The Contractor will in any case regularly inform BMW in so-called product meetings about current and future developments in the DSK’s product environment.

At BMW’s request, the Contractor will make improvements related to the DSK based on separate agreements.

6.                                               Quality, system responsibility

6.1                                        In the production of the DSK, the Contractor agrees to establish and operate a global quality management system in accordance with ISO/TS 16949 as well as software development and management processes in accordance with ISO 15504 or SPICE (= Software Process Improvement and Capability Determination), supplemented by Automotive SPICE(TM) for the development of software tools to produce the DSK. The Contractor will also to the best of its ability establish and implement the current HIS (=Manufacturer’s Initiative Software, http://www.automotive-his.de) process-scope (incl. Level 2) for SPICE, supplemented by Automotive SPICE(TM) (http://www.automotivespice.com) for the development of software tools for the production of the DSK and, at BMW’s request, will submit verifiable documents in this regard. If, after evaluating the Contractor’s development and management processes, BMW finds defects in quality and demands remedial actions, the Contractor must implement them.

If the DSK has security implications (i.e. the application code in the DSK applies to critical security functions), the Contractor will conduct a security check in accordance with the relevant security standards, but at a minimum according to the BMW plant standard 95014 titled “Embedded Software.” This security check will be developed in conjunction with the project and the Contractor will submit it to BMW for inspection for the first time no later than on review of the first sample, and then will continue to maintain it as part of a change management [system], the details of which are still being worked out.

6.2                                        If, in executing the agreement, the Contractor (also) uses subcontractors, the Contractor must ensure they adhere to quality requirements by contractual agreements. In any case, the Contractor retains overall responsibility vis-à-vis BMW for the proper execution of the agreement.

6.3                                        Provided it does not impair the Contractor’s operations, BMW is entitled, after giving at least two weeks prior notice in writing, to enter the Contractor’s business premises during normal business hours in order to inform itself of the Contractor’s quality and inspection systems and of the maturity of the development process – and in the context of audits and/or assessments.

6.4                                        This does not affect BMW’s claims in connection with defects and product liability.

7.                                               Defects

7.1                                        The Contractor vouches for the DSK’s lack of defects based on current law and in accordance with Nos. 7.1 through 7.4. In terms of a lack of defects, the Contractor specifically guarantees that the DSK conforms to the laws applicable to vehicle use and to technical standards and that the official or other permits required for the use stipulated in the agreement have been obtained.

7.2                                        Compliance with test specifications and other BMW releases or the testing of the first sample does not absolve the Contractor from delivering defect-

free DSKs. BMW will immediately notify [the Contractor] of any defects in the DSK as soon the defects were discovered in the course of normal business operations. In this respect reception control by BMW or a comparable check of the DSK upon activation or filing of the belated notice of defects is waived.

7.3                                        The Contractor’s liability for defects expires within the following periods of time:

•                  In all countries except the United States, Canada and Puerto Rico, defect claims expire after 36 months.

•                  In the United States, Canada and Puerto Rico, defect claims expire after 60 months.

The above time limitations are based on the vehicle for which the DSK is activated and begin with activation in that vehicle.

If, in the case of exhaust gas-related, emission-related or safety-related products, the liability or mileage periods in accordance with mandatory applicable laws or other mandatory applicable regulations exceed the periods of time indicated in No. 7.4, these mandatory periods will apply instead of the periods indicated in No. 7.3.

7.4                                        In the event of a serial defect caused by DSK defects and if it is necessary to avoid instances of product liability (see No. 8), the rules following this No. 7.4 will apply. Serial defects are accumulations of defects caused by the same error.

7.4.1                              In the event of a serial defect, BMW will, at its own discretion and with proper consideration given to the Contractor’s interests, decide which actions to eliminate [the defects] are appropriate and necessary (e.g. also preventive customer-service measures, including recalls). [redacted] This also applies to costs that are incurred prior to the implementation of a customer-service action by BMW or an entity authorized for this purpose.

[redacted]

In the event of a serial defect, the Contractor agrees to make available defect-free DSK for the series and for the field as soon as possible.

7.4.2                              [redacted]

[redacted]

[redacted]

[redacted]

[redacted]

In the event of a serial defect, BMW waives any default interest for up to six months after a written notification of the serial defect indicating the defect and the total costs.

7.5                                        According to the provisions of the warranty agreement dated September 8, 1998 and the supplementary letter in the version dated May 22, 2002, the Contractor vouches for the lack of defects of the media used by the Contractor as well as their packaging.

7.6                                        If BMW repairs serial and individual defects for end customers outside of the periods indicated in No. 7 (accommodation), the Contractor will come to an amicable arrangement with BMW, whose goal it is to achieve a fair division of costs based on who is at fault.

7.7                                        If the performance features promised by the Contractor and listed in Appendix 1 are not achieved, the Contractor has the right, before BMW asserts additional claims, to first repair the performance with regard to the corresponding performance feature within three weeks. If the repair fails, or if the Contractor does not fulfill the corresponding performance feature in the subsequent period, BMW can assert its legal rights.

7.8                                        [redacted]

7.8.1                              If a dereliction of duty by the Contractor results in a culpable delay in delivery related to a specific release of both products (Professional and Business), the Contractor will pay [redacted] but at least the following amounts:

[redacted]

[redacted]

7.8.2                              If the quality requirements contractually and jointly stipulated under  Appendix 6 are not met pursuant to the validation for a specific release of both products (Professional and Business), the Contractor will, until the quality ratio (QKZ) is met, pay [redacted]

[redacted]

An initial version of the quality requirements and the QKZ will be ready by [redacted] The parties to the agreement will develop and approve the final version by [redacted] at the latest. Each subsequent version will then be developed and approved by [redacted] of the respective year.

7.8.3                              This does not affect BMW’s legal claims if they exceed the amounts named in No. 7.8.

8.                                               Product liability

If the DSK contains an error, the Contractor agrees to exempt BMW and all companies affiliated with BMW (§ 15 AktG) from all damages, costs and other pecuniary losses in connection with third-party claims for compensation for a personal injury and/or damage to property (“product liability”) unless the Contractor is not responsible for the DSK error. The Contractor is also responsible for the costs of a legal defense when a product error is claimed.

If a third party asserts claims against BMW due to product liability, BMW will inform the Contractor of this immediately in writing and will allow the Contractor to participate in the defense against these claims. The Contractor will, at its own expense, fully assist BMW in the defense (e.g.

in terms of witnesses, documents, experts) and will not unreasonably withhold its consent to any settlement proposed by BMW.

If a third party sues BMW or a company affiliated with BMW in court due to product liability, BMW also has the option to take the required procedural steps to achieve its demands for exemption in the relevant jurisdiction. In such a case, the law that applies in that venue is the only law that applies to the rights and duties of the parties.

9.                                               Confidentiality

9.1                                        The parties agree to treat all information they directly or indirectly obtain from the other party in connection with the execution this agreement confidentially and to use [such information] only in connection with the execution of the agreement. In particular, they mutually promise not to transmit this information to third parties or make this information accessible to third parties in another form and to take all appropriate precautions to avoid access to this information by third parties.

The [obligation to] maintain secrecy specifically involves one party’s knowledge of internal company circumstances and processes of the other party, and other technical or economic information, including unpublished patents, BMW prototypes, etc.

Companies not affiliated with BMW are considered third parties (§ 15 AktG).

9.2                                        The obligation to maintain secrecy does not apply to any documents, knowledge and information that can be shown to be generally known through no fault of the parties, or if the knowledge or information in question was known to the other party prior to its transmission, or if this knowledge or information already was or is now part of generally available knowledge or if it must be relinquished due to mandatory legal and/or official requirements.

9.3                                        If the Contractor hires subcontractors to provide its contractual services, the Contractor agrees to enter into appropriate agreements to guarantee secrecy in accordance with No. 9 herein.

10.                                        Third-party patents

10.1                                 BMW acknowledges that (a) the DSK and all proprietary rights, intellectual property rights or patents related to the DSK are the property of the Contractor or its licensers and suppliers and (b) that the Contractor or its licensers and suppliers retain all these rights within the scope of this agreement.

The Contractor guarantees that the DSK, including all modules and documentation (see 3.3) is free of third-party patents that exclude or hinder the use of the DSK and its documentation pursuant to this agreement by BMW, BMW-affiliated companies as defined by § 15 AktG, BMW dealers, free shops or end customers.

10.2                                 The Contractor exempts BMW, BMW-affiliated companies as defined by § 15 AktG, BMW dealers and free shops from all third-party claims due to patent infringements caused by the use of the DSK and its documentation pursuant to this agreement. The Contractor is also responsible for the costs of a legal defense when a patent infringement is claimed. Claims based on No. 10 herein expire in accordance with the legal provisions (§§ 195, 199 BGB [Civil Code]).

If a third party asserts claims against BMW due to patent infringement, BMW will inform the Contractor of this immediately in writing and will allow the Contractor to participate in the defense against these claims. The Contractor will, at its own expense, fully assist BMW in the defense (e.g. in terms of witnesses, documents, experts) and will not unreasonably withhold its consent to any settlement proposed by BMW.

10.3                                 The DSK and/or its documentation may contain data that third parties license to the Contractor for its use. BMW will make every effort to adhere to all the requirements and restrictions imposed upon the Contractor by these third parties, provided the Contractor adequately informs BMW in writing of such requirements and restrictions beforehand.

11.                                        Naming rights, trademarks, communication

11.1                                 Both parties to the agreement may use the name of the other party to the agreement in internal correspondence and on internal documents. In appearances involving third parties, for example in brochures, sales and service literature and advertising, the parties to the agreement may use the name of the other party to the agreement only with its prior written consent.

11.2                                 The parties to the agreement may use the trademarks of the other party to the agreement only with its prior written consent.

11.3                                 The Contractor may make statements in its advertising or in the context of other forms of communication vis-à-vis the public or authorities regarding its business connection to BMW only with BMW’s prior written consent unless these statements are required by law. Even in this case the Contractor will inform BMW in a timely fashion prior to making the statement in question.

12.                                        Agreement duration and termination

12.1                                 [redacted]

This does not affect the right of either party to terminate the agreement without notice for good cause. At BMW’s request, in the event the Contractor terminates the agreement, the Contractor will [redacted] after the agreement is legitimately terminated.

[redacted] In this case, BMW will reimburse the Contractor for the costs and expenses demonstrably and directly resulting from the authorized development services before the termination of the agreement, up to the maximum of the compensation stipulated in No. 2.7.1.

Termination does not entitle the Contractor to any other claims for performance or damages.

In the event the agreement is terminated or otherwise ends, the rights under Nos. 2.5 and 3.5 to all results generated until then devolve to BMW.

12.2                                 If the regulatory content of individual provisions of this agreement extends beyond the term of the agreement, these provisions will remain valid even after the end of the term of the agreement. This applies in particular to the provisions contained in Nos. 2.4 (Confidentiality), 2.5 (Patents), 3.5 (License), 2.6 [redacted] 5, 7 and 10.

12.3                                 In the event the agreement is terminated or otherwise ends, all items surrenders to the Contractor by BMW, including all drawings and other documents, devices and tools, must be returned to BMW regardless of whether they were used or not.

13.                                        General information

13.1                                 The parties to the agreement are individually responsible for meeting their tax and incidental obligations arising from this agreement. If the violation of these incidental or other obligations results in losses or other disadvantages for one of the parties to the agreement, this will not affect the other party to the agreement.

If because of official actions or audits, especially periodic tax audits, value added tax payments that take effect later or reductions of the input tax are mandated, both parties to the agreement agree to pay the other party to the agreement, after having received a corrected bill, the difference in value added tax, provided the factual correction is covered by the relevant value added tax law.

13.2                                 The rights and duties arising from this agreement may only be assigned with the prior written consent of the other party to the agreement.

13.3                                 The setoff and assertion of a right of retention is only permissible if and to the extent that the claims in question are undisputed or determined to be legally valid.

13.4                                 The Contractor agrees to inform BMW in advance and in writing if subcontracts are granted to third parties. BMW is entitled to forbid the granting of a subcontract if there is good cause to do so concerning the third party person being considered for hire.

In any case, the Contractor agrees to select the third party carefully, to monitor him and to appropriately include him in the information and work process.

14.                                        Final provisions

14.1                                 The appendices listed in the list of appendices are part of this agreement. In the event of a conflict, this agreement takes precedence over the appendices.

14.2                                 There are no oral or other written understandings. All changes and additions to this agreement must be in writing. This also applies to elimination of this written-form requirement.

14.3                                 If one provision of this agreement is or becomes invalid, this will not affect the validity of the rest of the agreement. The parties to the agreement agree to act in reasonable good faith to replace the invalid provision with a permissible provision that approximates its economic effect, provided this will not significantly change the content of the agreement.

14.4                              The provisions of this agreement and the legal relationships of the parties are subject to German law. Exceptions to this rule are the conflict-of-laws rules of international private law and the UN Convention on Contracts for the International Sale of Goods (CISG) dated April 11, 1980.

14.5                                 Unless another jurisdiction is mandated by law, Munich is the exclusive jurisdiction for all disputes that arise from or in connection with this agreement.

Munich, [date]

Bayerische Motoren Werke Aktiengesellschaft

p.p.

/s/ Dr. Klaus Draeger	/s/ Dr. Klaus Richter
Dr. Klaus Draeger	Dr. Klaus Richter

Veldhoven, 14 February 2007
NAVTEQ Europe B.V.

/s/ Martin Stockman
M. R. Stockman

Appendices

1.                   Product specifications:

[redacted]

2.                   Schedule dated December 7, 2006

3.                   LSV dated December 7, 2006

4.                   [redacted]

5.                   Prices and licenses dated December 7, 2006

6.                   Quality validation